UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-K
ANNUAL REPORT

ANNUAL REPORT PURSUANT TO
REGULATION A OF THE SECURITIES ACT OF 1933
For the year ended December 31, 2021

ELEVATE.MONEY REIT I, INC.
(Exact name of issuer as specified in the issuer’s charter)

Commission File Number: 024-11284

Maryland (State or other jurisdiction of incorporation or organization)	85-1856425 (I.R.S. Employer Identification No.)

Maryland
(State or other jurisdiction of incorporation or organization)

4600 Campus Drive
Suite 201
Newport Beach, CA 92660
(Full mailing address of principal executive offices)

(949) 606-9897
(Issuer’s telephone number, including area code)

Common Stock
(Title of each class of securities issued pursuant to Regulation A)

ELEVATE.MONEY REIT I, INC.

ANNUAL REPORT ON FORM 1-K

For the year ended December 31, 2021

TABLE OF CONTENTS

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION	1

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STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report that are forward-looking statements within the meaning of the federal securities laws. The words such as “outlook,” “anticipate,” “believe,” “seek,” “estimate,” “expect,” “intend,” “continue,” “can,” “may,” “plan,” “potential,” “project,” “should,” “could,” “will,” “would” and similar expressions or statements and the negatives of those expressions or statements are intended to identify forward-looking statements. Such statements include, but are not limited to, any statements about our plans, strategies, and prospects and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause our actual results or performance or achievements to differ materially from those projected or anticipated that we express or imply in this Annual Report. Therefore, such statements are not intended to be a guarantee of our performance in future periods.

The forward-looking statements in this Annual Report represent our management’s current expectations and assumptions based on information available as of the date of this report. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Readers should carefully review these risks, as well as the additional risks described in other documents we file from time-to-time with the Securities and Exchange Commission (“SEC”). In light of the significant risks and uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that such results will be achieved, and readers are cautioned not to place undue reliance on such forward-looking information, which speaks only as of the date of this report.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. We qualify all of our forward-looking statements by these cautionary statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	Risks associated with inflation and its impact on real estate and financial markets;

•	Risks associated with the outbreak of hostilities between Russian and Ukraine and any economic sanctions and other restrictive actions taken against Russia by the U.S. and other countries in response thereto;

•	Risks associated with deteriorating economic conditions resulting from the novel coronavirus (“COVID-19”) pandemic and related disruptions in the real estate and financial markets;

•	Risks associated with government mandated shutdowns in response to the COVID-19 pandemic;

•	Risks associated with public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, COVID-19;

•	Risks of security breaches through cyber-attacks, cyber intrusions or otherwise, as well as other significant disruptions of our information technology networks and related systems, could adversely affect our business and results of operations;

•	Risks and uncertainties related to the national and local economies and the real estate industry in general and in our specific markets;

•	Rising interest and insurance rates;

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•	Legislative or regulatory changes, including changes to laws governing tenant businesses, construction and real estate investment trusts;

•	Changes in government regulations over the operation of the businesses of our future tenants;

•	Our dependence upon our advisor;

•	The financial condition and liquidity of, or disputes with, any joint venture partners;

•	Changes in U.S. generally accepted accounting principles (GAAP);

•	Potential liability for uninsured losses and environmental liabilities;

•	Potential need to fund improvements or other capital expenditures out of operating cash flow;

•	We may not be able to attain or maintain profitability; and

•	We may not generate cash flows sufficient to meet our debt service obligations or pay any future dividends to stockholders.

PART II

ITEM 1. BUSINESS

The Company

Elevate.Money REIT I, Inc. (the “Company”), formerly known as Escalate Wealth REIT I, Inc. is a Maryland corporation, incorporated on June 22, 2020, that intends to elect and to qualify to be taxed as a real estate investment trust, or REIT, beginning with the taxable year ending December 31, 2022. We expect to primarily invest, directly or indirectly through investments in non-affiliated entities, in commercial properties and investments that meet our acquisition criteria that include the following:

•	Quick service (fast food) restaurants, along with other casual dining concepts (“QSR”) such as Starbucks, McDonalds, Burger King, El Pollo Loco, Chick-fil-A, Mod Pizza, Kentucky Fried Chicken, Chili’s, Applebee’s, Buffalo Wild Wings, Panera Bread, Olive Garden and BJ’s Restaurant;

•	Automatic car washes (“ACW”) that are independent or part of chains and may or may not include a gas station component such as Mister Car Wash, Zips Car Wash and Quick Quack Car Wash; and

•	Convenience stores (“CS”), which may or may not include a gas station component, such as Dollar General, Dollar Tree, Family Dollar, 7-Eleven, Circle K; Speedway; Casey’s; Murphy USA; ampm; Kwik Shop; Pilot; ExtraMile; Wawa; QuikTrip; Cumberland Farms; Sheetz; RaceTrac; and Kum & Go.

Our goal is to generate a relatively predictable and stable current stream of income for investors and the potential for long-term capital appreciation in the value of our properties. We may make our investments through the acquisition of individual assets, through joint venture or joint property ownership with related or third party property owners, or through acquisitions of equity interests in other REITs or real estate companies.

As of the date of this report, the Company has completed the acquisition of one property. On July 29, 2021, the Company purchased a real estate property consisting of one building located on one 1.70 acres parcel of land with an aggregate net rentable space of approximately 8,320 square feet located in Fort Worth, Texas (the “Family Dollar Fort Worth Property”). Further information about the purchase of this property is discussed below under “Management Discussion & Analysis – Liquidity and Capital Resources.”

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Further information about our business can be found in the Company’s most recent Offering Circular filed with the SEC which may be accessed here, as the same may be updated from time to time by our future filings under Regulation A (“Offering Circular”), under the headings “Offering Circular Summary” on page 2, “Valuation Policies” on page 62, “Conflicts of Interest” on page 65, “Investment Objectives and Criteria” on page 72, and “Property Acquisitions” on page 77.

The Company is externally managed by Elevate.Money, Inc. (its “Advisor”). The Company and its Advisor have engaged Lalutosh Real Estate, LLC (“LRE”), a wholly owned subsidiary of our Advisor, to provide real estate services including but not limited to brokerage and management.

Securities

Our charter authorizes the issuance of 10,000,000 shares of capital stock, of which 5,000,000 shares are designated as common stock with a par value of $0.001 per share, and 5,000,000 are designated as preferred stock with a par value of $0.001 per share. As of the date of this Annual Report, 54,200 shares of our common stock were issued and outstanding, and 11,495 shares were pending issuance for a total of 65,695 shares sold and total gross offering proceeds of $656,950. The pending shares were issued in January and February of 2022. No shares of preferred stock were issued and outstanding.

Further information about the Company’s shares is available below under “NOTE 6. STOCKHOLDERS’ EQUITY” of the financial statements and under the heading “Description of Shares” starting on page 101 of our latest Offering Circular, which may be accessed here.

REIT

In general, a REIT is an entity that:

•	combines the capital of many investors to acquire or provide financing for real estate investments;

•	allows individual investors to invest in a professionally managed, large-scale, diversified portfolio of real estate assets;

•	pays dividends to investors of at least 90% of its annual REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain); and

•	avoids the “double taxation” treatment of income that normally results from investments in a corporation because a REIT is not generally subject to federal corporate income taxes on that portion of its income distributed to its stockholders, provided certain income tax requirements are satisfied.

However, under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), REITs are subject to numerous organizational and operational requirements. If we fail to qualify for taxation as a REIT in any year after electing REIT status, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Further information about the Company’s shares is available under the heading “U.S. Federal Income Tax Considerations” starting on page 77 of our latest Offering Circular, which may be accessed here.

Employees

As of December 31, 2021, we had no personnel employed by us. All executive personnel acting on our behalf are employees of our Advisor.

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Segments

As of December 31, 2021, we only had one investment which we identify in only one reportable segment.

Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, private real estate funds, and other entities engaged in real estate investment activities as well as online lending platforms that compete with the Company’s online platform, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, amount of capital to be invested per project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” starting on page 17 of our Offering Circular which may be accessed here. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common stock.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Elevate.Money REIT I, Inc. (the “Company”) was incorporated on June 22, 2020 but had no revenues from operations from June 22, 2020 (inception) through July 29, 2021, when the Company acquired its first property.

Organization and offering expenses incurred in 2020 and through December 31, 2021 were paid by our Advisor. The Company was formed to own and operate single tenant retail and commercial properties. The Company’s overall objective is to invest in real estate assets with a long-term view towards making regular cash dividends and generating capital appreciation.

The net book value of our real estate investments as of December 31, 2021 was $2,064,310.

Results of Operations

Revenue.  The Company had $79,985 in revenue for the year ended December 31, 2021, and no revenue for the period from June 22, 2020 (inception) to December 31, 2020. The Company acquired its first income producing property, a Family Dollar Store in Fort Worth, Texas in July 2021. Revenue in 2021 was comprised of rental income and common area reimbursements related to the aforementioned property.

Expenses. Total operating cost for the year ended December 31, 2021 and for the period from June 22, 2020 (inception) to December 31, 2020 were $116,439 and $0, respectively.

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The increase in operating expenses in 2021 resulted from the property purchased in 2021, primarily mortgage interest of $56,306, depreciation and amortization of $28,414, general and administrative of $5,592, property taxes of $17,794, and management fees paid to a related parties $8,333.

Net loss.  The Net loss for the year ended December 31, 2021 and for the period from June 22, 2020 (inception) to December 31, 2020 were $36,454, and $0, respectively.

Funds from Operations and Adjusted Funds from Operations

The Company intends to qualify as a REIT commencing with the year ended December 31, 2022. In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“Nareit”) promulgated a measure known as Funds from Operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures, preferred dividends and real estate impairments. Because FFO calculations adjust for such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current Nareit definition or may interpret the current Nareit definition differently than we do, making comparisons less meaningful.

Additionally, we use Adjusted Funds from Operations (“AFFO”) as a non-GAAP financial measure to evaluate our operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received, amortization of stock-based compensation, deferred rent, amortization of in-place lease valuation intangibles, acquisition-related costs, deferred financing fees, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, write-offs of transaction costs and other one-time transactions.

We also believe that AFFO is a recognized measure of sustainable operating performance of the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies.

Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current dividend level. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities.

For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund dividends since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods. However, FFO and AFFO are not useful measures in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

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Neither the SEC, Nareit, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or Nareit may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.

The following are the calculations of FFO and AFFO for the years ended December 31, 2021 and for the period from June 22, 2020 (inception) through December 31, 2020:

	2021	2020
Net loss attributable to common stockholders (in accordance with GAAP)	$(36,454)	$-
FFO adjustments:
Add: Depreciation and amortization	28,414	-
AFFO adjustments:
Add: Amortization of deferred financing costs	11,044	-
AFFO	$3,004	$-

Weighted average shares outstanding – basic and fully diluted	15,374	100

AFFO Per Share:
Basic and Fully Diluted	$0.20	$-

Liquidity and Capital Resources

As of December 31, 2021, the Company had raised $656,950 in gross offering proceeds from the sale of common stock and used the proceeds received to purchase its first and only property: a Family Dollar store in Fort Worth, Texas in July 2021. This property is 100% leased to Family Dollar, a leading national discount retailer, which is owned by Dollar Tree, Inc. (NASDAQ: DLTR). The property’s double-net lease expires on June 30, 2026. Family Dollar has four additional 5-year renewal options pursuant to the lease. The property is expected to generate $630,162 in total revenue from January 1, 2022 through June 30, 2026, and $3,574,475 over the course of the remaining four additional options, if exercised.

The contract purchase price for the property was $2,000,000, exclusive of closing costs. The Company paid the purchase price through a combination of a $1,340,000 mortgage loan from Dew Claw, LLC, an unaffiliated lender, and $867,602 borrowed under the Company’s revolving line of credit from our Advisor. The mortgage provides 12-month financing at a fixed rate of 8% with twelve months of interest only payments, and is guaranteed by the Company’s CEO, Harold Hofer.

As of December 31, 2021, the Company’s had total assets of $2,300,118, which included $66,598 of cash and $160,406 of tenant and subscription receivables, which were subsequently collected in 2022.

We also have a revolving line of credit for the purchase of real property with our Advisor, which allows for a maximum principal balance of $1,000,000 and bears interest at 6%. The Advisor has waived its rights to interest on the line of credit through December 31, 2021. The maturity date on this revolving line of credit was extended from March 11, 2022 to March 11, 2023. The Company repaid $532,000 of the advances under the line of credit during 2021, leaving a balance outstanding of $335,602 at December 31, 2021. The Company plans to repay the remaining advances under our line of credit with proceeds from our common stock offering pursuant to Regulation A.

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Organization and offering expenses incurred in 2021 and 2020 were paid by our Advisor. The Company reimbursed our Advisor $16,205 and $0 of offering expenses, during the year ended December 31, 2021 and the period from June 22, 2020 (inception) through December 31, 2020, respectively.

For further information regarding liquidity and capital resources, please see Statement of Cash Flows in the financial statements included in this Annual Report on Form 1-K.

Off-Balance Sheet Arrangements

As of December 31, 2021, we had no off-balance sheet arrangements.

Critical Accounting Policies

For further information regarding critical accounting policies on revenue recognition, investment in real estate, income tax and deferred financing costs please see Note 2 to the financial statements included in this Annual Report on Form 1-K.

Related Party Arrangements

For further information regarding related party arrangements, please see Note 7 to the financial statements included in this Annual Report on Form 1-K.

COVID-19 Pandemic

One of the most significant risks and uncertainties facing our Company and the real estate industry generally continues to be the effect of the ongoing public health crisis of the novel coronavirus (“COVID-19”) pandemic and the COVID-19 mutation into several variants. The COVID-19 pandemic that began during the first quarter of 2020 has resulted in a significant impairment of the value of national real estate investments and properties and may also impact the value of the properties we intend to acquire or invest in. The continuing COVID-19 pandemic has resulted in significant economic disruption globally, including in the United States, which is the primary market in which the Company intends to do business.  Governmental authorities throughout the United States have taken actions, such as stay-at-home orders and other social distancing measures, to prevent the spread of COVID-19 that has restricted travel, public gatherings, and the overall level of individual movement and in-person interaction.  This has, in turn, significantly reduced economic activity and negatively impacted many businesses.  We continue to monitor the impact of the COVID-19 pandemic on our business, including how the pandemic may affect our ability to collect rent from our real estate properties.

Ukraine-Russia War

The conflict in Eastern Europe has had little impact on the Company’s operations. We continue to monitor the impact of the war on our business.

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ITEM 3. DIRECTORS AND OFFICERS

Below is certain information about our current executive officers and directors:

Name(1)	Age(2)	Positions	Term of Office(3)
Harold Hofer	66	Chairman of the Board,	June 22, 2020 (4)
		Chief Executive Officer,
		Chief Financial Officer and
		Director

Sachin Jhangiani	44	President, Secretary and Director	June 22, 2020 (4)

Vipe Desai	60	Independent Director (5)	February 23, 2021

Jeffrey Cyr	61	Independent Director (5)	February 23, 2021

(1)       The address of each executive officer and director listed is 4600 Campus Drive, Suite 201, Newport Beach, California 92660.

(2)       As of January 1, 2022.

(3)       Indicates the commencement date of the executive officer’s or director’s service with us.

(4)       Messrs. Hofer and Jhangiani are employed full-time for the Company’s sponsor. They are not directly employed by the Company nor are they directly compensated by the Company.

(5)       Member of our conflicts committee.

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Mr. Harold Hofer. Our Board of Directors has concluded that Harold Hofer is qualified to serve as a director, chairman of the board and as our chief executive officer by reason of his extensive industry and leadership experience. Mr. Hofer is a principal of our Advisor. Together with Mr. Jhangiani, he owns and controls our Advisor. Mr. Hofer has been a lawyer since 1980 and is an inactive member of the California State Bar. He was formerly owner of Hofer Realty Advisors, a boutique real estate firm that acted as a principal and advised clients in various real estate transactions focused on investments in retail shopping centers. Mr. Hofer is a principal in a private investment fund known as REIT Opportunity Capital Advisors, or “ROCA”, which invests in the listed stocks of public REITs. He has participated in real estate transactions, as a principal and as a broker, valued in excess of $2 billion in his 30-year real estate career. Mr. Hofer has extensive underwriting, acquisition and management experience, and has asset managed multi-hundred million-dollar portfolios of owned properties. As our chief executive officer and a principal of our external advisor, Mr. Hofer is best-positioned to provide our Board of Directors with insights and perspectives on the execution of our business strategy, our operations and other internal matters. Further, as a principal of our Advisor, Mr. Hofer brings to our Board of Directors demonstrated management and leadership ability. Mr. Hofer was employed through 2018 by BrixInvest, LLC, which was formerly known as Rich Uncles LLC and Nexregen, LLC, since it was founded in 2007. Mr. Hofer is also the former chief executive officer of the following SEC-reporting REITs: RW Holdings NNN REIT, Inc.; Rich Uncles Real Estate Investment Trust I; and BRIX REIT, Inc. BrixInvest, LLC (“BrixInvest”) was the advisor and/or sponsor for three public REIT offerings while our chief executive officer, Mr. Hofer, served as one of the BrixInvest managers. Under advice of special counsel that is expert in the field, these offerings were made by issuer-broker dealers and used radio advertisements. The SEC made an investigation into this conduct and, without any admission of guilt, BrixInvest entered into a settlement that included a prohibition against any future radio advertising and issuer-broker dealer offering advisory roles. Mr. Hofer was not a named party in the SEC investigation and had no involvement in the SEC settlement negotiations. His sole involvement was in providing information and testimony in connection with the SEC investigation process. He is under no SEC sanction or conduct limitation. We consider this disclosure to be immaterial and irrelevant; however, it is being provided in the interests of total transparency.

Mr. Sachin Jhangiani. Mr. Jhangiani started his Wall-Street career at Credit Suisse First Boston after completing his undergraduate degree at New York University in 1999. Through the years he spent time in both fixed income sales and trading roles and was promoted to Managing Director at Nomura Securities in 2010 where he spent five years before leaving his corporate career to pursue his entrepreneurship goals. In 2019 Mr. Jhangiani founded Raving Fan Marketing LLC an agency focused on helping businesses establish their brand identity and execute their marketing strategy.

Mr. Vipe Desai. Vipe Desai has served as an independent director and a since February 23, 2021 and as a member of the conflicts committee of the Board of Directors since March 12, 2021. Mr. Desai has extensive knowledge and understanding of marketing and branding. Mr. Desai has spent the majority of his professional career in the action sports industries. From 1993 to 1998, Mr. Desai owned and operated H2O Surf and Snowboard Shop in Orange County, CA. This professional experience exposed Mr. Desai to action sports industries and provided him with valuable knowledge regarding marketing and brand awareness vis-à-vis action sports enthusiasts and youth culture. In 2000, Mr. Desai founded Propaganda HQ (“PHQ”), a youth brand consulting agency which assists its clients in developing brand strategies, event production, social media marketing and digital marketing. PHQ’s clients included Red Bull, Monster Energy, DaimlerChrysler, Surfrider Foundation, Billabong, DaKine, Electric Eyewear, Nixon Watches, O’Neill, Reef, HBO, and Ball Park Franks. From 2009 to 2010, Mr. Desai also held senior marketing positions with Monster Energy and TransWorld Media. While at Monster Energy, Mr. Desai was responsible for sponsored athlete relations, events and brand partnerships worldwide. In 2011, Mr. Desai launched HDX Hydration Mix, an environmentally friendly sports drink mix. Mr. Desai is a current or past board member of various charitable organizations, including Ocean Champions, Lonely Whale, Skateistan, SIMA Humanitarian Fund, Rob Dyrdek Foundation, Surfrider Foundation, and Life Rolls On. Mr. Desai brings a unique perspective on the “branding” of our REIT’s investment products, including web site design, public relations and marketing. He is a graduate of Point Loma Nazarene University. Mr. Desai is a former independent director of RW Holdings NNN REIT, Inc. and BRIX REIT, Inc., and a former independent trust manager of Rich Uncles Real Estate Investment Trust I. Our Board of Directors has concluded that Mr. Desai is qualified to serve as a director by reason of his extensive prior REIT directorships and business experience.

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Mr. Jeffrey Cyr. Jeffrey Cyr has served as an independent director since February 23, 2021 and as a member of the conflicts committee of the Board of Directors since March 12, 2021. Mr. Cyr has spent the majority of his career in the commercial real estate industry. From 1988 to 2008, he served as Vice President, Partner with the world’s leading commercial brokerage company, CB Richard Ellis, and from 2009 to present he served as an independent advisor, broker and manager to some of the nation’s largest and most respected landlords and to Fortune 500 owner/users. Mr. Cyr is highly regarded for his strategic solutions, experience and execution expertise with direct involvement to more than 1,000 lease and sale transactions as broker and principal with value in excess of $1 billion over his 29 year real estate career. He has extensive acquisition, disposition, leasing, marketing and underwriting experience that can assist, guide and fiduciary troubleshoot for REIT stakeholders. A 1985 San Diego State University (SDSU) Finance graduate, Mr. Cyr is a guest lecturer to SDSU business school students and an active SDSU business school mentor. He has been a local charitable real estate advisor and board member to Southern California charities including the Lakewood YMCA and Greater Long Beach YMCA - Camp Oakes benefiting local and regional children and their families. Mr. Cyr is also an independent director of BRIX REIT, Inc. Our Board of Directors has concluded that Mr. Cyr is qualified to serve as an independent director by reason of his expertise with real estate-related investments.

Further information about the Company’s management is available under the heading “Management” starting on page 51 of our latest Offering Circular, which may be accessed here.

Management Compensation

None of our executive officers will receive any compensation from the Company, but instead receive compensation for services provided to us through their employment with our Advisor. Further information about the compensation paid to the Company’s Advisor is described under the heading “External Management” starting on page 56 and “Compensation” starting on page 58 of our latest Offering Circular, which may be accessed here. The Company will not reimburse our Advisor for its expenses in compensating our executive officers. In 2021, the Company paid $24,538 to the Advisor, and paid $60,000 to LRE. Mr. Hofer also currently has a majority ownership interest in the Company’s Advisor, and LRE is the Advisor’s wholly owned subsidiary. Mr. Jhangiani also has an ownership interest in the Company’s Advisor.

Our non-independent directors were not compensated in 2021. We plan to pay our independent directors $5,000 per quarter in shares of our common stock commencing in 2022. The shares to be issued to directors will be restricted securities issued in private transactions in reliance on an exemption from the registration requirements of the Securities Act under Section 4(a)(2) thereof, and we have not agreed to file a registration statement with respect to registration of the shares issued to the independent directors. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors.

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ITEM 4.	SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

As of the date of this Annual Report, each executive officer and director that beneficially owns more than 10% of the Company’s voting securities; all executive officers and directors as a group; and any other security holder who beneficially owns more than 10% of any class of the issuer’s voting securities as such beneficial ownership would be calculated if the issuer were subject to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, were as follows:

Name	Amount and Nature of Beneficial Ownership	Percent of Class**
Officers and Directors:
Harold Hofer Chief Executive Officer and Director	10,627.253 shares of common stock	16.2%
All Officers and Directors as a group*	11,066.030 shares of common stock	16.8%
Beneficial Owners:
Wirta Family Trust	25,317.042 shares of common stock	38.5%
Walter & Debbie Cruttenden	10,114.231 shares of common stock	15.4%

*	Consisting of 10,627.253 shares held by Harold Hofer, 337.160 shares owned by Sachin Jhangiani, and 101.609 shares held by Vipe Desai.
**	Based on 65,695 shares outstanding as of December 31, 2021.

The address for all beneficial owners listed above is 4600 Campus Drive, Suite 201, Newport Beach, CA 92660.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

See “Note 7—Other Related Party Transactions” set forth in “Item 7—Financial Statements” below for a discussion of related party transactions.

ITEM 6. OTHER INFORMATION

None.

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ITEM 7. FINANCIAL STATEMENTS

ELEVATE.MONEY REIT I, INC.

F-1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
Elevate.Money REIT I, Inc.

Opinion

We have audited the financial statements of Elevate.Money REIT I, Inc. (the Company), which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, stockholders' equity and cash flows for year ended December 31, 2021 and the period from June 22, 2020 (inception) to December 31, 2020, and the related notes to the financial statements (collectively the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from June 22, 2020 (inception) to December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

F-2

Auditors' Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings and certain internal control-related matters that we identified during the audit.

/S/ BAKER TILLY US, LLP

Irvine, California

May 2, 2022

F-3

ELEVATE.MONEY REIT I, INC.
Balance Sheets

	December 31, 2021	December 31, 2020
ASSETS
Investment in real estate
Land	$742,010	$-
Building	1,073,899	-
Tenant improvements and other capitalized costs	276,815	-
Total investment in real estate	2,092,724	-
Accumulated depreciation and amortization	(28,414)	-
Total investment in real estate, net	2,064,310	-

Cash	66,598	1,000
Receivable from tenant	45,454	-
Stock subscriptions held in escrow	114,952	-
Prepaid expenses and other assets	8,804	-
Total Assets	$2,300,118	$1,000

LIABILITIES
Mortgage note payable, net	$1,317,913	$-
Accounts payable and accrued liabilities	55,578	-
Unsecured line of credit – related party	335,602	-
Total Liabilities	1,709,093	-

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued and outstanding as of December 31, 2021 and 2020	-	-
Common stock, $0.001 par value, 5,000,000 shares authorized, 54,200 and 100 issued and outstanding as of December 31, 2021 and 2020, respectively	54	1
Common stock subscribed, 11,495 and zero shares as of December 31, 2021 and 2020, respectively	114,952	-
Additional paid-in-capital, net	518,769	999
Cumulative dividends and net losses	(42,750)	-
Total Stockholders’ Equity	591,025	1,000

Total Liabilities and Stockholders’ Equity	$2,300,118	$1,000

The accompanying notes are an integral part of these financial statements.

F-4

ELEVATE.MONEY REIT I, INC.
Statements of Operations

	For the Year Ended December 31, 2021	For the Period from June 22, 2020 (inception) to December 31, 2020
REVENUE

Rental Income	$79,985	$-

EXPENSES

Management fees paid to related party	8,333	-
General and administrative	5,592	-
Depreciation and amortization	28,414	-
Interest expense	56,306	-
Property taxes	17,794	-
Total Expenses	116,439	-

Net Loss	$(36,454)	$-

Net loss per share, basic and diluted	$(2.38)	$-
Weighted average number of common shares outstanding, basic and diluted	15,374	100

The accompanying notes are an integral part of these financial statements.

F-5

ELEVATE.MONEY REIT I, Inc.
Statements of Stockholders’ Equity
For the Year Ended December 31, 2021 and
for the Period from June 22, 2020 (inception) to December 31, 2020

	Common Stock		Common Stock Subscribed		Additional	Cumulative Dividends and	Total Stockholders’
	Shares	Amount	Shares	Amount	Paid-in-Capital	Net Losses	Equity
Balance, June 22, 2020 (inception)	-	$-	-	$-	$-	$-	$-
Issuance of common stock	100	1	-	-	999	-	1,000
Net loss	-	-	-	-	-	-	-
Balance, December 31, 2020	100	1	-	-	999	-	1,000
Issuance of common stock	53,619	53	-	-	536,139	-	536,192
Common stock subscribed	-	-	11,495	114,952	-	-	114,952
Offering costs	-	-	-	-	(23,179)	-	(23,179)
Dividends declared	-	-	-	-	-	(6,296)	(6,296)
Dividends reinvested	621	1	-	-	6,212	-	6,213
Repurchases of common stock	(140)	(1)	-	-	(1,402)	-	(1,403)
Net loss	-	-	-	-	-	(36,454)	(36,454)
Balance, December 31, 2021	54,200	$54	11,495	$114,952	$518,769	$(42,750)	$591,025

The accompanying notes are an integral part of these financial statements.

F-6

ELEVATE.MONEY REIT I, Inc.
Statements of Cash Flows
For the Year Ended December 31, 2021 and
for the Period from June 22, 2020 (Inception) to December 31, 2020

	For the Year Ended December 31, 2021	For the Period from June 22,2020 (inception) to December 31, 2020
Cash Flows from Operating Activities
Net loss	$(36,454)	$-
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	28,414	-
Amortization of deferred financing costs	11,044	-
Changes in operating assets and liabilities:
Increase in receivable from tenant	(45,454)	-
Increase in prepaid expenses and other assets	(1,804)	-
Increase in accounts payable and accrued liabilities	55,578	-
Net cash provided by operating activities	11,324	-

Cash Flows from Investing Activities
Acquisition of real estate investments	(2,092,724)	-
Net cash used in investing activities	(2,092,724)	-

Cash Flows from Financing Activities
Proceeds from draw on unsecured line of credit from related party	867,602	-
Repayments on line of credit from related party	(532,000)	-
Proceeds from mortgage note payable	1,340,000	-
Payments of deferred financing costs	(33,131)	-
Proceeds from issuance of common stock	536,192	1,000
Dividends paid to common stockholders	(83)	-
Offering costs related to issuance of common stock	(23,179)	-
Repurchases of common stock	(1,403)	-
Refundable loan deposit	(7,000)	-
Net cash provided by financing activities	2,146,998	1,000

Total increase in cash	65,598	1,000
Cash at beginning of period	1,000	-
Cash at end of period	$66,598	$1,000
Supplemental Disclosure of Cash Flow Information:
Interest paid	$32,048	$-
Supplemental Schedule of Noncash Investing and Financing Activities:
Stock subscriptions received for shares not yet issued	$114,952	$-
Reinvested dividends from common stockholders	$6,213	$-

The accompanying notes are an integral part of these financial statements.

F-7

ELEVATE.MONEY REIT I, INC.

Notes to Financial Statements

December 31, 2021 and 2020

NOTE 1. BUSINESS AND ORGANIZATION

Elevate.Money REIT I, Inc., formerly known as, Escalate Wealth REIT I, Inc. (the “Company”), was incorporated on June 22, 2020 under the laws of the State of Maryland. The Company intends to qualify as a real estate investment trust (REIT) as of the year ended December 31, 2022, with authority to issue 10,000,000 shares of stock, consisting of 5,000,000 shares of preferred stock, $0.001 par value per share, and 5,000,000 shares of common stock, $0.001 par value share. The minimum initial investment by any investor is 10 shares ($100). The Company was formed to primarily invest, directly, in single tenant retail and commercial properties. The Company’s overall objective is to invest in real estate assets with a long-term view towards making regular cash dividends and generating capital appreciation.

On July 31, 2020, the Company filed an offering statement with the Securities and Exchange Commission (the “SEC”) pursuant to Regulation A under the Securities Act, also known as “Reg A+” to publicly offer 10,000,000 shares of its common stock for a price equal to $10 per share (the “Offering”). The Company obtained its notice of qualification from the SEC on October 15, 2020 and commenced selling shares of its common stock in September 2021.

The Company is externally managed by Elevate.Money, Inc. (its “Advisor”). The Company and its Advisor have engaged Lalutosh Real Estate, LLC (“LRE”), an affiliate of the Advisor, to provide real estate brokerage services. The sole member of LRE is the Advisor, Elevate.Money, Inc. See Note 7 for additional information on the Company’s advisory agreement and real estate services agreement.

NOTE 2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC. The financial statements include all the accounts of the Company. All significant intercompany balances and transactions are eliminated in consolidation.

The financial statements and accompanying notes are the representations of the Company’s management, which is responsible for their integrity and objectivity. In the opinion of the Company’s management, the financial statements reflect all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation. The preparation of the financial statements and accompanying notes thereto in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in these financial statements and disclosures. Actual results could differ from those estimates.

Revenue Recognition

The Company accounts for revenue in accordance with FASB Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU No. 2014-09”), which includes revenue generated by sales of real estate, other operating income and tenant reimbursements for substantial services earned at the Company’s properties. Such revenues are recognized when the services are provided and the performance obligations are satisfied. Tenant reimbursements, consisting of amounts due from tenants for common area maintenance, property taxes and other recoverable costs, are recognized in rental income subsequent to the adoption of Topic 842, as discussed below, in the period the recoverable costs are incurred. Tenant reimbursements, for which the Company pays the associated costs directly to third-party vendors and is reimbursed by the tenants, are recognized and recorded on a gross basis.

The Company accounts for leases (determined to be operating leases) in accordance with FASB ASU No. 2016-02 “Leases (Topic 842)” and the related FASB ASU Nos. 2018-10, 2018-11, 2018-20 and 2019-01, which provide practical expedients, technical corrections and improvements for certain aspects of ASU 2016-02 (collectively “Topic 842”). Topic 842 established a single comprehensive model for entities to use in accounting for leases. Topic 842 applies to all entities that enter into leases. Lessees are required to report assets and liabilities that arise from leases. Lessor accounting has largely remained unchanged; however, certain refinements are made to conform with revenue recognition guidance, specifically related to the allocation and recognition of contract consideration earned from lease and non-lease revenue components. Topic 842 impacts the Company’s accounting for leases primarily as a lessor. Topic 842 also impacts the Company’s accounting as a lessee; however, such impact is not considered material.

F-8

As a lessor, the Company’s lease with its tenant provides for the lease of a real estate property, as well as common area maintenance, property taxes and other recoverable costs. Tenant reimbursements of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the expenses are incurred.

For the year ended December 31, 2021 and the period from June 22, 2020 (inception) to December 31, 2020, tenant reimbursements included in rental income amounted to $20,882 and $0, respectively.

The Company recognizes rental income from its tenant under the operating lease on a cash basis, which approximates the straight-line basis over the current noncancelable term of the lease when collectability of such amounts is reasonably assured. Assurance that the tenant, Family Dollar, will exercise future lease renewal options is likely, but uncertain.

Bad Debts and Allowances for Tenant Rent Receivables

The Company evaluates the collectability of rents and other receivables on a regular basis based on factors including, among others, payment history, credit rating, the asset type, and current economic conditions. If the Company’s evaluation of these factors indicates it may not recover the full value of the receivable, it provides an allowance against the portion of the receivable that it estimates may not be recovered. This analysis requires the Company to determine whether there are factors indicating a receivable may not be fully collectible and to estimate the amount of the receivable that may not be collected.

The Company’s determination of the adequacy of its allowances for tenant receivables includes a binary assessment of whether or not the amounts due under a tenant’s lease agreement are probable of collection. For such amounts that are deemed probable of collection, revenue continues to be recorded on a straight-line basis over the lease term. For such amounts that are deemed not probable of collection, revenue is recorded as the lesser of (i) the amount which would be recognized on a straight-line basis or (ii) cash that has been received from the tenant, with any tenant and deferred rent receivable balances charged as a direct write-off against rental income in the period of the change in the collectability determination. In addition, for tenant and deferred rent receivables deemed probable of collection, the Company also may record an allowance under other authoritative GAAP depending upon the Company’s evaluation of the individual receivables, specific credit enhancements, current economic conditions, and other relevant factors. Such allowances are recorded as increases or decreases through rental income in the Company’s statements of operations. No allowance was provided during the year ended December 31, 2021 and for the period from June 22, 2020 (inception) to December 31, 2020.

Income Taxes

We were organized and intend to operate so as to qualify for taxation as a REIT under the Internal Revenue Code, as amended. Our qualification and taxation as a REIT depends upon our ability (through historical annual operating results, asset diversification, distribution of our taxable income to stockholders, and diversity of ownership of our common stock) to meet numerous requirements established under highly technical and complex income tax provisions, which are subject to interpretation and change, sometimes with retroactive effect.

If we fail to qualify as a REIT in any fiscal year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Moreover, unless we are entitled to relief under specific statutory provisions, we would also be disqualified as a REIT for four taxable years following the year in which our REIT qualification was lost.

The Company intends, although is not legally obligated, to make regular monthly distributions to holders of its shares at least at the level required to maintain REIT status unless the results of operations, general financial condition, general economic conditions or other factors inhibits the Company from doing so. Distributions are authorized at the discretion of Company’s board of directors, which is directed, in substantial part, by its obligations to cause the Company to comply with the REIT requirements of the Internal Revenue Code.

The REIT must pass these four tests annually in order to retain its special tax status:

1.       Distribution test. The REIT must distribute at least 90 percent of its annual taxable income, excluding capital gains, as dividends to its stockholders.

2.       Assets test. The REIT must have at least 75 percent of its assets invested in real estate, mortgage loans, shares in other REITs, cash, or government securities.

3.       Income test. The REIT must derive at least 75 percent of its gross income from rents, mortgage interest, or gains from the sale of real property. And at least 95 percent must come from these sources, together with dividends, interest and gains on securities sales.

4.       Stockholders test. The REIT must have at least 100 stockholders and must have less than 50 percent of its outstanding shares concentrated in the hands of five or fewer individuals.

The Company failed to qualify as a REIT in 2021 because more than 50% of the Company’s outstanding shares are owned by five or fewer individuals (‘closely held”). As such, its income will be taxed at regular corporate rates. However, if in 2022, the Company is not “closely held”, it can still make the REIT election for 2021, assuming all the other requirements are met. In short, the “closely held” rule is disregarded for the first tax year in which a REIT election is made.

F-9

There is no provision for income taxes in the statements of operations since the Company had a taxable loss in 2021 and no income in 2020. The minimum franchise tax of $800 is included in general and administrative expense in 2021. The differences between book loss and taxable loss primarily relate to lower deductions for depreciation and deferred financing costs. Consequently, the Company’s tax loss is lower in 2021. Given the Company’s loss position, the immaterial net deferred tax assets, and its intent to qualify as a REIT in subsequent periods, the Company has decided to fully reserve its net deferred tax assets.

The Company has concluded that there are no other significant uncertain tax positions requiring recognition in its financial statements. The Company has not been assessed material interest or penalties by any major tax jurisdictions. The Company’s evaluations were performed for the tax years ended December 31, 2021 and 2020. As of December 31, 2021, the returns for calendar year 2020 remain subject to examination by the IRS.

Other Comprehensive Loss

For the year ended December 31, 2021 and the period from June 22, 2020 (inception) to December 31, 2020, other comprehensive loss is the same as net loss.

Per Share Data

The Company reports a dual presentation of basic earnings per share (“Basic EPS”) and diluted earnings per share (“Diluted EPS”). Basic EPS excludes dilution and is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted EPS uses the treasury stock method or the if-converted method, where applicable, to compute for the potential dilution that would occur if dilutive securities or commitments to issue common stock were exercised.

Diluted EPS is the same as Basic EPS for the year ended December 31, 2021 and for the period from June 22, 2020 (Inception) to December 31, 2020 as the Company had no dilutive securities or commitments issued.

Fair Value Measurements and Disclosures

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an existing price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy, which is based on three levels of inputs, the first two of which are considered observable and the last unobservable, that may be used to measure fair value, is as follows:

Level 1: quoted prices in active markets for identical assets or liabilities;

Level 2: inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3: unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value for certain financial instruments is derived using valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instrument for which it is practicable to estimate the fair value:

F-10

Cash; receivable from tenant; stock subscriptions held in escrow, prepaid expenses and other assets; and accounts payable and accrued liabilities; approximate their fair values due to the short maturities of these items.

Mortgage notes payable: The fair value of the Company’s mortgage notes payable is estimated using a discounted cash flow analysis based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The Company classifies these inputs as Level 3 inputs.

Related party transactions: We have concluded that it is not practical to determine the estimated fair value of related party transactions. Disclosure rules for fair value measurements require that for financial instruments for which it is not practicable to estimate fair value, information pertinent to those instruments be disclosed. Further information as to these financial instruments with related parties is included in Note 7 to our financial statements in this Annual Report on Form 1-K.

GAAP has concluded that transactions involving related parties cannot be presumed to be carried out on an arm’s length-basis, as the requisite conditions of competitive, free-market dealings may not exist. Therefore, in the opinion of management, the fair value of the related party line of credit cannot be readily estimated, as the transaction is with a related party. Other information about related-party transactions are provided, where applicable, elsewhere in these notes of the financial statements.

Cash

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. The Company does not have any cash equivalents as of December 31, 2021 and 2020. Cash is stated at cost, which approximates fair value. The Company’s cash balance may exceed federally insurable limits. The Company mitigates this risk by depositing funds with major financial institutions; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets.

Investment in Real Estate

Valuation

The Company records acquisitions that meet the definition of a business as a business combination. If the acquisition does not meet the definition of a business, the Company records the acquisition as an asset acquisition. Under both methods, all assets acquired and liabilities assumed are measured based on their acquisition-date fair values. There was only one real estate acquisition during the year ended December 31, 2021 which was treated as an asset acquisition. There were no real estate acquisitions during the period from June 22, 2020 (inception) to December 31, 2020. Transaction costs that are related to a business combination are charged to expense as incurred. Transaction costs that are related to an asset acquisition are capitalized upon purchase of the related asset.

The Company assesses the acquisition date fair values of all tangible assets, identifiable intangibles, and assumed liabilities using methods similar to those used by independent appraisers, generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.

F-11

The Company estimates the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease-up periods, considering current market conditions. In estimating carrying costs, the Company generally includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease up periods. The Company amortizes the value of tenant origination and absorption costs to depreciation and amortization expense over the remaining term of the respective lease.

Depreciation and Amortization

Real estate costs related to the acquisition and improvement of properties are capitalized and depreciated or amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset and are expensed as incurred. Significant replacements and betterments are capitalized. We anticipate the estimated useful lives of our assets by class to be generally as follows:

•	Building	40 years
•	Site improvements	Shorter of 15 years or remaining lease term, 5 years
•	Tenant improvements	Shorter of 15 years or remaining lease term, 5 years

Depreciation expenses for the years ended December 31, 2021 and for the period from June 22, 2020 (inception) to December 31, 2020 were $28,414 and $0, respectively.

Impairment of Investment in Real Estate

We regularly monitor events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of real estate and related intangible assets may not be recoverable, management assesses whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows expected from the use of and eventual disposition of the property. If, based on the analysis, we do not believe that we will be able to recover the carrying value of the asset, we will record an impairment charge to the extent the carrying value exceeds the estimated fair value of the asset.

No impairment charges were recorded for the year ended December 31, 2021 and the period from June 22, 2020 (inception) to December 31, 2020.

Leasing Costs

We account for leasing costs under Topic 842. Initial direct costs would include only those costs that are incremental to the lease arrangement and would not have been incurred if the lease had not been obtained. We charge to expense internal leasing costs and third-party legal leasing costs as incurred. These expenses are included in general and administrative expense in our statements of operations.

Deferred Financing Costs

Deferred financing costs represent mortgage loan issuance fees, legal fees, and other third-party costs associated with obtaining financing and are presented on the Company's balance sheet as a direct deduction from the carrying value of the associated mortgage note. These costs are amortized to interest expense over the term of the mortgage loan using the effective interest method. Unamortized deferred financing costs are generally expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined that the financing will not close.

Square Footage and Other Measures

Square footage and other measures used to describe real estate investments included in the notes to the financial statements are presented on an unaudited basis.

F-12

Recent Accounting Pronouncements

Management has reviewed all recent accounting pronouncements issued to the date of the issuance of the financial statements, and does not believe any of these pronouncements have a material impact on the Company’s financial statements.

NOTE 3. INVESTMENT IN REAL ESTATE

On July 29, 2021, the Company acquired a real estate property consisting of one building located on one parcel of land with an aggregate net rentable space of approximately 8,320 square feet located in Fort Worth, Texas (the “Family Dollar Fort Worth Property”). The contractual purchase price of the Family Dollar Fort Worth Property was $2,000,000 plus closing costs. The Company funded the purchase of the Family Dollar Fort Worth Property with proceeds from sales of common stock, and a $1,340,000 mortgage secured by such property, and a draw on the Company’s unsecured line of credit from its Advisor, as discussed below.

Operating Lease

The Family Dollar Fort Worth Property lease is guaranteed (including extensions) by Dollar Tree, Inc., the parent entity of the tenant, and has a term that expires June 30, 2026 with four 5-year options for renewal.

As of December 31, 2021, the future minimum contractual rent payments due under this lease, subsequent to December 31, 2021, are as follows:

2022	$140,036
2023	140,036
2024	140,036
2025	140,036
2026	70,018
$630,162

Included in tenant improvements and other capitalized costs on the accompanying balance sheet are capitalized leasing costs of $68,694, which are being amortized over 5 years

Revenue Concentration

The Company’s revenue from the Family Dollar Fort Worth Property represented 100% of total revenues for the year ended December 31, 2021.

Asset Concentration

The Company’s asset concentration (greater than 10% of total assets) from the Family Dollar Fort Worth Property represented 90% of total assets as of December 31, 2021.

NOTE 4. MORTGAGE NOTE PAYABLE

On July 29, 2021, the Company obtained a $1,340,000 mortgage loan from Dew Claw, LLC, an unaffiliated lender. The loan is due on August 1, 2022, with one 6-month extension (the “Loan”). The Loan bears annual interest at a fixed rate of 8%, with interest only payments at 7% until maturity, payable monthly, and is guaranteed by the Company’s CEO, Harold Hofer. This Loan was refinanced in April 2022 (See Note 9 for additional information).

The Company incurred deferred financing costs of $33,131 in connection with obtaining the Loan. The carrying value of the loan approximates fair value due to its short-term nature.

F-13

NOTE 5. UNSECURED LINE OF CREDIT – RELATED PARTY

On March 21, 2021, the Company entered into a revolving unsecured line of credit facility the (“Line of Credit”) with its Advisor to fund real property acquisitions. The Advisor has waived its rights to interest under the line of credit through December 31, 2021. The unsecured line of credit allows for a maximum principal balance of $1,000,000 and bears interest at 6%. The maturity date of the revolving line was extended from March 11, 2022, to March 11, 2023 (See Note 9 for additional information). The Company intends to repay such facility with proceeds from sale of common stock or mortgage proceeds secured by its real property holdings.

During 2021 the Company drew $867,602 on the Line of Credit to fund expenses associated with the acquisition of the Family Dollar Fort Worth Property and repaid $532,000, leaving a balance at December 31, 2021 of $335,602.

NOTE 6. STOCKHOLDERS’ EQUITY

The Company is selling its shares through a Tier II offering pursuant to Regulation A under the Securities Act, also known as “Reg A+” over the Elevate.Money internet platform. The minimum initial investment by an investor is 10 shares at a purchase price of $10 per share ($100). 4,500,000 shares are being offered through the Offering and 500,000 shares are being offered through the Company’s dividend reinvestment plan. The Company reserves the right to reallocate the shares of common stock it is offering between the Offering and its dividend reinvestment plan. The maximum amount that can be raised in the Offering is $50,000,000.

As of December 31, 2021 and 2020, the Advisor owned 100 shares of the Company’s common stock for which it paid $1,000 at the $10 per share offering price, and common stock and additional paid in capital balances were $1 and $999, respectively. The Company’s executive officers and board members, and their affiliates, and its Advisor and its affiliates, may purchase shares of common stock at the same price and terms as other investors.

The Company is not registered as an investment company under the Investment Company Act of 1940, as amended.

Common Stock - Voting Rights

The stockholders will be entitled to one vote for each share. The stockholders are entitled to vote on certain matters, including, but not limited to, the following: (i) the amendment or modification of the articles of incorporation, (ii) the amendment or repeal of the bylaws, (iii) the removal of a director, and (iv) termination of our status as a REIT (after we have qualified for REIT status). The stockholders do not have cumulative voting rights in the election of directors.

Preferred Stock

The Board of Directors authorized the Company to issue up to 5,000,000 shares of preferred stock in one or more classes or without approval of its common stockholders. The Company’s Board of Directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. The Company’s Board of Directors has no present plans to issue preferred stock but may do so at any time in the future without stockholder approval. A majority of its Board of Directors, who do not have an interest in the transaction, must approve any issuance of preferred stock. The Company’s Board of Directors is authorized by its charter to consult with Company counsel or independent counsel at the Company’s expense before deciding whether to approve the issuance of preferred stock.

Dividends

The Company paid dividends based on daily record dates for the period September 2, 2021 through December 31, 2021 at a rate of $0.001780822 per share per day on the outstanding shares of the Company’s common stock, which the Company aggregates and pays on a monthly basis on the 10th day following the end of each month. Dividends are paid in cash or reinvested in shares of the Company’s common stock for stockholders participating in the Company’s dividend reinvestment plans, as discussed below. The daily dividend rate of $0.001780822 per share of common stock reflects an annualized dividend rate of $0.65 per share, or 6.5% based upon the Company’s current share price of $10 per share. While the Company’s Board of Directors is under no obligation to do so, the annualized basis return assumes that the Board of Directors will declare dividends in the future similar to the dividends disclosed herein.

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Ownership, Transfer Limitations, and Reporting Requirements

When the Company qualifies as a REIT, and except as otherwise provided in the Company’s charter, no person (as defined in the articles of incorporation) may own in excess of 9.8% of the outstanding shares. The articles of incorporation contains various restrictions on the investors’ ability to transfer shares. These restrictions are necessary to ensure that the Company remains qualified as a REIT once elected. For instance, the investor will not be able to transfer shares if, after giving effect to the transfer, the Company would have fewer than 100 stockholders. Additionally, the investor cannot transfer shares if, after giving effect to the transfer, the Company would fail to qualify as a REIT by reason of being closely held. Additionally, should the investor own more than 5% of outstanding shares, or any lesser percentage as determined by the directors, the investor will be required to provide to the Company certain information concerning the ownership of shares.

No Preemptive Rights

Investors do not have any preemptive rights or any other preferential right of subscription for the purchase of any shares of any class or series or for the purchase of any securities convertible into shares of any class or series.

Dividend Reinvestment Plan

The Company has adopted a dividend reinvestment plan pursuant to which its common stockholders may elect to have all or a portion of their dividends reinvested in additional shares of our common stock in lieu of receiving cash dividends. No selling commissions or dealer manager fees will be paid on shares sold under the dividend reinvestment plan. Participants in the dividend reinvestment plan will acquire common stock at a price per share equal to $10 per share or, when determined by the Board of Directors, the most recently published net asset value, or “NAV,” per share. The Company may amend, suspend or terminate the dividend reinvestment plan for any reason at any time upon ten days’ notice to the participants.

Share Repurchase Program

The Company’s shares are currently not listed on a national securities exchange or included for quotation on a national securities market, and it currently does not intend to list its shares. In order to provide its stockholders with some liquidity, it has adopted a share repurchase program that may enable them to sell their shares of common stock to the Company in limited circumstances. Stockholders have the ability to present for repurchase all or a portion of their shares to the Company in accordance with the procedures outlined in the share repurchase program. The share repurchase program currently provides that the number of shares that may be repurchased in any given month is limited to 2% of the weighted average number of shares of common stock outstanding during the prior 12 months, not to exceed 5% in total for any three-month period. Our board of directors may change terms of or suspend our share repurchase program at any time following notice to our stockholders. The number of shares repurchased in 2021 was 140 shares, for an aggregate purchase price of $1,403. No shares were repurchased during the period from June 22, 2020 (inception) to December 31, 2020.

Offering Sales Commissions and Fees

The Company initially sold shares of common stock to investors through North Capital Private Securities Corporation (“North Capital”), a registered broker-dealer, utilizing the Company’s online platform. In January 2022, the Company engaged the Dalmore Group to be the registered broker-dealer with North Capital continuing to provide escrow and technical services. This change is not expected to result in any significant change to the manner in which our Offering is conducted or change in the nature of our Company’s business or plan of operations or to the Offering.

For providing compliance services as the dealer manager for this offering, North Capital received a monthly fee equal to 1% of the purchase price of each share of common stock sold per month in Offering but did not receive any commissions or fees on shares sold under the dividend reinvestment plan. For all payments through December 31, 2021, the Company paid North Capital 1% of the purchase price of each share of common stock per month. The Company also paid North Capital an upfront $10,000 due diligence fee. In addition, the Company also paid North Capital Investment Technology, the parent company of North Capital, an installation and set-up fee of $5,000 and a monthly administrative fee of $1,000 for technology tools to facilitate the offering of securities. These technology fees are capped at $100,000.

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The Advisor paid the Dalmore Group, $5,000 in 2021 for due diligence fees and has agreed to pay Dalmore services compensation calculated monthly equal to: (i) 1% of the first $5,000,000 raised in the Offering during the subject month, (ii) 0.75% for the next $2,500,000 raised in the Offering during the subject month, (iii) 0.50% for the next $2,500,000 raised in the Offering during the subject month, and (iv) 0.25% of any additional funds raised in excess of $10,000,000 in the Offering during the subject month.

NOTE 7. OTHER RELATED PARTY TRANSACTIONS

Harold Hofer, the Company’s Chief Executive Officer and Chief Financial Officer, and Sachin Jhangiani, the Company’s President and Secretary are also officers and directors of the Company’s Advisor. Mr. Hofer also currently has a majority ownership interest in the Company’s Advisor, and LRE is the Advisor’s wholly owned subsidiary. Mr. Jhangiani also has an ownership interest in the Company’s Advisor.

Reimbursements, Fees and Subordinated Participation Fee

The Advisor and LRE, at their sole election, may waive and/or defer reimbursements and fees otherwise due to them. A waiver or deferral of any fees or reimbursements may increase the cash available to make dividends to the Company’s stockholders. However, deferral of such fees or reimbursements will also create a corresponding liability for the deferred payments which will reduce NAV for the period. During the year ended December 31, 2021, the Advisor waived reimbursements totaling $ 209,926 which included audit fees, SEC report filing costs, tax return fees and other administrative expenses.

Reimbursement of Organization and Offering

The Company will reimburse its Advisor actual organizational and offering expenses on a monthly basis with aggregate reimbursements not to exceed 3% of gross offering proceeds from the sale of its common stock, including dividend reinvestment proceeds but excluding upfront and deferred selling commissions and fees. Organization and offering expenses consist of the actual legal, accounting, printing, marketing, advertising, filing fees, any transfer agent costs and other accountable offering-related expenses, including but not limited to: (i) amounts to reimburse the Company’s Advisor and its affiliates for all marketing related and expenses; and (ii) facilities and technology costs, insurance expenses and other costs and expenses associated with the Offering and marketing of the Company’s common stock.

During the year ended December 31, 2021, the Company paid $16,205 in organization and offering reimbursements to its Advisor. No such reimbursements were paid to the Advisor for the period from June 22, 2020 (inception) to December 31, 2020.

Acquisition Fee

For each acquisition, the Company will pay LRE 3% of the cost of the investment. During 2021, the Company paid LRE $60,000 in connection with the acquisition of the Family Dollar Fort Worth property which was capitalized and included in the purchase price allocation. A majority of the directors, not otherwise interested in the transaction, may approve fees in excess of these limits, if they determine the transaction to be commercially competitive, fair and reasonable to the Company. No fees were paid in excess of these limits in during the year ended December 31, 2021 and the period ended December 31, 2020.

REIT Management Fee

The Company will pay its Advisor 0.04167% of total investment value of the assets monthly for managing the Company. For the year ended December 31, 2021, the Company paid its Advisor $4,167 for such management fees. No such fee was paid by the Company for the period from June 22, 2020 (inception) to December 31, 2020. For purposes of this fee, “total investment value” means, for any period, the aggregate book value of all our assets as of the end of the previous month, including assets invested, directly or indirectly, in properties, before depreciation or bad debts or other similar non-cash items.

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Asset Management Fee

The Company will pay LRE 0.04167% of total investment value of the assets monthly for managing the Company’s assets. For the year ended December 31, 2021, the Company paid LRE $4,166. No such fee was paid by the Company for the period from June 22, 2020 (inception) to December 31, 2020. For purposes of this fee, “total investment value” means, for any period, the aggregate book value of all our assets as of the end of the previous month, including assets invested, directly or indirectly, in properties, before depreciation or bad debts or other similar non-cash items.

Financing Coordination Fee

Other than with respect to any mortgage or other financing related to a property concurrent with its acquisition, if LRE provides services in connection with the post-acquisition financing or refinancing of any debt that the Company obtains relative to properties or the REIT, the Company will pay LRE a financing coordination fee equal to 1% of the amount of such financing. No such fees were paid during the year ended December 31, 2021 or the period from June 22, 2020 (inception) to December 31, 2020.

Disposition Fee

For substantial assistance in connection with the sale of properties or other investments, the Company will pay LRE 3% of the contract sales price of each property or other investment sold by its Advisor or its affiliates. The disposition fees paid to LRE and unaffiliated third parties may not exceed 6% of the contract sales price. No such fees were paid during the year ended December 31, 2021 or the period from June 22, 2020 (inception) to December 31, 2020.

Subordinated Participation Fee

The Company will pay LRE a subordinated participation fee in each year that the Company’s stockholders have achieved at least a 6% cumulative, non-compounded return consisting of (i) cumulative dividends received plus (ii) capital appreciation on their shares measured by their purchase price for the shares and any increase in that amount as determined by the annual NAV calculation. The subordinated participation fee payable to LRE will be equal to 15% of any excess of (i) plus (ii) (from the prior sentence) after the Company’s stockholders have achieved the 6% preferred cumulative, non-compounded return. The subordinated participation fee will be paid annually, if it is due, based upon the highest prior NAV per share (but not less than the initial $10 per share offering price). The subordinated participation fee will be paid by January 31 of the subsequent year and may be paid in cash or in shares of our common stock based upon the then-current NAV per share. Accordingly, LRE is eligible to receive the first payment of the subordinated participation fee in the year when the foregoing calculation is made, if the conditions precedent for payment of the fee are satisfied.

There was no calculation of NAV during 2021 or 2020. As a result, no subordinated participation fees were paid or payable to LRE in either the year ended December 31, 2021, or the period from June 22, 2020 (inception) to December 31, 2020.

Liquidation Fee

The Company will pay LRE a liquidation fee calculated from the value per share resulting from a liquidation event, including, but not limited to, a sale of all of the properties, a public listing, or a merger with a public or non-public company. Such liquidation fee will be equal to 15.0% of the increase in the resultant value per share as compared to the highest prior NAV per share, if any, multiplied by the number of outstanding shares as of the liquidation date. The liquidation fee will be subordinated to payment to stockholders of the preferred return, pro-rated for the year in which the liquidation event occurs. No such fees were paid during the year ended December 31, 2021 or the period from June 22, 2020 (inception) to December 31, 2020.

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NOTE 8. COMMITMENTS AND CONTINGENCIES

Redemption of Common Stock

The Company has a share repurchase program that enables stockholders to sell their common stock to the Company in limited circumstances. As of December 31, 2021 and 2020, the Company's share repurchases payable were $703 and zero, respectively, which was included in accounts payable and accrued liabilities in the accompanying balance sheet.

The Company, through its Board of Directors, has the discretion to repurchase fewer shares than had been requested to be repurchased in a particular month or quarter, or to repurchase no shares at all, in the event that it lacked readily available funds to do so due to market conditions beyond the Company’s control, its need to maintain liquidity for its operations or because the Company determined that investing in real property or other investments was a better use of its capital than repurchasing its shares.

Legal Matters

From time-to-time, the Company may become party to legal proceedings that arise in the ordinary course of its business. The Company is not a party to any legal proceeding, nor is the Company aware of any pending or threatened litigation that would have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

NOTE 9. SUBSEQUENT EVENTS

The Company evaluates subsequent events up until the date the financial statements are issued.

Change of Broker Dealer

In January 2022, the Company engaged the Dalmore Group to be the registered broker-dealer while the former broker-dealer, North Capital, continues to provide escrow and technical services. The Company has agreed to pay Dalmore services compensation equal to: (i) 1% of the first $5,000,000 raised in the Offering during the subject month, (ii) 0.75% for the next $2,500,000 raised in the Offering during the subject month, (iii) 0.50% for the next $2,500,000 raised in the Offering during the subject month, and (iv) 0.25% of any additional funds raised in excess of $10,000,000 in the Offering during the subject month.

Mortgage Refinancing

In April 2022, the Company refinanced the $1,340,000 mortgage note payable from Dew Claw, LLC (Note 4) with a new $1,200,000 loan originated by Pacific Premier Bank, an unaffiliated commercial lender. The new mortgage is secured by the Family Dollar Fort Worth Property, has a 10-year term, bears interest initially at 3.95% for five years, amortizes over 25 years, and is guaranteed by the Company’s CEO, Harold Hofer.

Line of Credit Extension

As disclosed in Note 5, we have a revolving line of credit for the purchase of real property with our Advisor, which allows for a maximum principal balance of $1,000,000 and bears interest at 6%. Effective March 10, 2022, the maturity date on this revolving line of credit was extended from March 11, 2022 to March 11, 2023. The Company plans to repay the remaining advances under our line of credit with proceeds from the “Offering”.

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ITEM 8. EXHIBITS

INDEX OF EXHIBITS

Exhibit No.	Description
2.1*	Articles of Incorporation (incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form 1-A, filed on July 31, 2020)
2.2	Articles of Amendment (incorporated by reference to Exhibit 2.1A filed with the Company’s Amendment No. 1 to Post-Qualification Amendment No. 1 on Form 1-A/A filed on July 15, 2021)
2.3*	Bylaws (incorporated by reference to Exhibit 2.2 to the Company’s Offering Statement on Form 1-A, filed on July 31, 2020)
2.4*	Amendment No. 1 to Bylaws (incorporated by reference to Exhibit 2.2A to the Company’s Offering Statement on Form 1-A, filed on July 15, 2021)
3*	Distribution Reinvestment Plan (incorporated by reference to a copy thereof filed as Appendix B to the Company’s Offering Circular filed with Amendment No. 1 to Post-Qualification Amendment No. 1 on Form 1-A/A filed on July 15, 2021)
4*	Form of Investment Form and Subscription Agreement (incorporated by reference to a copy thereof filed as Appendix A to the Company’s Offering Circular filed with Amendment No. 1 to Post-Qualification Amendment No. 1 on Form 1-A/A filed on July 15, 2021)
6.1*	Conflicts Committee Charter (incorporated by reference to Exhibit 6.1 of Form 1-K filed July 15, 2021).
6.2*	Advisory Agreement between the Company and Escalate Wealth, LLC (incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A, filed on July 31, 2020)
6.3*	Dealer Manager Agreement by and between the Company and North Capital Private Securities Corporation (incorporated by reference to Exhibit 1.1 to the Company’s Offering Statement on Form 1-A/A, filed on September 1, 2020)
6.4*	Line of Credit Agreement with Elevate Wealth, LLC (incorporated by reference to Exhibit 6.5 of Form 1-K filed July 15, 2021).
6.5	Amendment No. 1 to Line of Credit Promissory Note, dated effective March 10, 2022
6.6	Business Loan Agreement, dated March 14, 2022, by and between Escalate.Money REIT I, LLC and Pacific Premier Bank

*    Previously filed.

Index of Exhibits

12

Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ELEVATE.MONEY REIT I, INC.

By:	/s/ HAROLD HOFER
Harold Hofer Chief Executive Officer May 2, 2022

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Name	Title	Date
/s/ HAROLD HOFER	Chief Executive Officer, Chief Financial Officer and Chairman of the Board	May 2, 2022
Harold Hofer	(principal executive officer, principal financial officer and principal accounting officer)

/s/ SACHIN JHANGIANI	President, Secretary and Director	May 2, 2022
Sachin Jhangiani

/s/ VIPE DESAI	Director	May 2, 2022
Vipe Desai

/s/ JEFFREY CYR	Director	May 2, 2022
Jeffrey Cyr

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